Exhibit 10.1
TRANSITION AGREEMENT

March 19, 2014

Brian Anderson
Southwest Tech Center A
18671 Lake Drive East
Minneapolis, MN 55317

RE:           Transition Agreement

Dear Mr. Anderson:

This letter memorializes a Transition Agreement (this “Agreement”) between Cachet Financial Solutions, Inc. (the “Company”) and you with respect to your resignation as Chief Financial Officer and Executive Vice President of the Company. Your resignation shall be effective as of the date of this Agreement.

1.
Transition Period. In return for your agreement, as an independent contractor, to provide the Company with transition services, consistent in nature and scope with the services you performed for the Company as Chief Financial Officer, for a period of 90 days following the date of this Agreement (the “Transition Period”), the Company will pay you the compensation and provide you the benefits set forth in items 2 through 6 below.

2.
Transition Compensation. The Company will pay you a fee of $16,500 per calendar month during the Transition Period. The Company will pay you the fees set forth in items 2 through 4 on a bi-monthly basis; half of the monthly fee will be paid on the 15th and the 30th of each calendar month (i.e., in accordance with the Company’s normal payroll schedule). In the case of a partial calendar month, the Company will pay you a pro rata portion of the monthly fee.

3.
Basic Severance. After the Transition Period has ended, the Company will pay you a fee of $16,500 per calendar month for a period of four months.  Like the compensation under item 2 above, the severance payments will be made on a bi-monthly basis, with half of the monthly payment paid on each of the 15th and 30th day of each calendar month.

4.
Contingent Severance. In the event the Company successfully completes a public offering of its stock and raises a minimum of $20 million in aggregate gross proceeds, with a minimum post-valuation of $40 million, the Company will pay you a fee of $16,500 per calendar month for a period of five months after the basic severance has been paid pursuant to item 3 above.

5.
Stock Options. As of the date of this Agreement, you will become 100% vested in all stock options that the Company previously granted you, on the terms and conditions more fully set forth in the plans and agreements governing those options; provided however, that the time you will have to exercise such options will be extended for a period equal to the shorter of (a) six months from the time those options are registered and freely tradable or (b) 15 months from the date of this Agreement.

6.
Continued Benefits. You will have the right to elect coverage in the Company’s health and dental insurance program in which you currently participate, under applicable federal and state law, for a period of 12 months from the date of this Agreement.  The Company will pay you for the cost of this election for the 12-month period following the date of this Agreement.

7.
Reaffirmation of Employment Agreement Obligations. You hereby reaffirm your obligations to comply with certain provisions in your employment agreement (the “Employment Agreement”) dated effective February 28, 2012 by and between you and the Company. Specifically, you will continue to comply with Article 8 Nondisclosure and Inventions and Article 9 Non-Competition, Non-Interference and Non-Solicitation.

8	Employment Agreement. Other than as set forth in item 7 above and as provided for in the Employment Agreement, the Employment Agreement is hereby terminated.

9.
Independent Contractor.  This Agreement provides the terms of your engagement with the Company as an independent contractor.  You will have the right to control and direct the means, manner and method by which the services required under this Agreement will be performed.  Nevertheless, your performance of the duties will conform to all specifications of the Company that are reasonably necessary or appropriate.  You will not have authority to enter into contracts on behalf of the Company.  If you terminate this Agreement or fail to substantially perform your obligations hereunder, your right to the benefits provided to you under items 2 through 6 will thereupon terminate.

10.
Arbitration. Any claim or controversy arising under this Agreement shall be resolved by binding arbitration in Hennepin County, Minnesota by a single arbitrator selected by the Company and you, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event the Company and you are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either party, be designated by a judge of the Hennepin County District Court. Each party shall pay the fees and expenses of its or your own legal counsel. The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator's fee, to a party who substantially prevails in its claims in such proceeding. Notwithstanding the foregoing, in the event of alleged noncompliance or violation, as the case may be, of Articles 8 or 9 of the Employment Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

11.
General Provisions.  This is the entire agreement of the parties respecting in any way the subject matter hereof, and all prior discussions and agreements relating to such subject matter are superseded hereby.  The parties may sign this Agreement in counterparts and signatures to this Agreement may be delivered by electronic transmission.  Any invalidity or unenforceability of any provision or application of this Agreement shall not affect other lawful provisions and application hereof, and to this end, the provisions of this Agreement shall be severable.

Sincerely,

CACHET FINANCIAL SOLUTIONS, INC.

ACKNOWLEDGED AND AGREED:

Jeffrey Mack, Chief Executive Officer

Brian Anderson